Exhibit 99.2
For Immediate News Release
April 29, 2009
AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2009 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Attributable to Company Common Stockholders (“Net Income”) for the quarter ended March 31, 2009 was $47,425,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.59 for the quarter ended March 31, 2009, compared to EPS of $0.60 for the comparable period of 2008, a decrease of 1.7%.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended March 31, 2009 increased 2.4% to $1.27 per share from $1.24 per share for the comparable period of 2008.
FFO and Net Income for the quarter ended March 31, 2009 include the following non-routine items:
•	Incremental earnings due primarily to the recognition of the Company’s promoted interest in a joint venture of $3,894,000, or $0.05 per share; and

•	a gain of $1,062,000, or $0.01 per share from purchasing medium-term notes at a discount prior to the scheduled maturity.
In addition, the period-over-period results are impacted by the 2,627,000 additional shares issued in January 2009 as part of the special dividend declared in the fourth quarter of 2008.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said: “Portfolio operations performed largely as expected. The closing of our $740 million secured facility, the final closing of our $400 million acquisition fund and the reduction in our development activity all strengthen our liquidity and provide capital to pursue emerging investment opportunities. While accelerated job losses during the quarter will likely affect future rental demand, a strong balance sheet and access to cost effective capital help mitigate the overall financial impact.”
Operating Results for the Quarter Ended March 31, 2009 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $3,491,000, or 1.6% to $219,679,000. For Established Communities, rental revenue decreased 0.7% due to a decrease in Economic Occupancy of 0.9%, partially offset by an increase in Average Rental Rates of 0.2%. As a result, total revenue for Established Communities decreased $1,053,000 to $158,072,000. Operating expenses for Established Communities increased $1,197,000, or 2.4% to $52,046,000. Accordingly, Net Operating Income (“NOI”) for Established Communities decreased by $2,250,000, or 2.1% to $106,026,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the first quarter of 2008 to the first quarter of 2009:

1Q 09 Compared to 1Q 08

	Rental		Operating				% of
	Revenue		Expenses		NOI		NOI (1)
New England	(2.2%	)	(1.0%	)	(2.8%	)	19.4%
Metro NY/NJ	(1.5%	)	4.4%		(4.2%	)	26.3%
Mid-Atlantic/Midwest	0.8%		3.3%		(0.6%	)	16.7%
Pacific NW	0.6%		0.9%		0.4%		4.9%
No. California	1.6%		1.5%		1.7%		21.5%
So. California	(2.7%	)	4.9%		(5.6%	)	11.2%

Total	(0.7%	)	2.4%		(2.1%	)	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Cash concessions are recognized in accordance with generally accepted accounting principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. Both Rental Revenue with Concessions on a Cash Basis and on a GAAP basis for our Established Communities for the first quarter of 2009 decreased by 0.7% from the prior year period.

Copyright © 2009 AvalonBay Communities, Inc. All Rights Reserved

Development Activity
During the first quarter of 2009, the Company completed the development of two communities: Avalon Morningside Park, located in New York, NY and Avalon at the Hingham Shipyard, located in Hingham, MA. These communities contain an aggregate 530 apartment homes and were completed for an aggregate Total Capital Cost of $172,500,000.
Investment Management Fund Activity
The Company currently has investments in and serves as the manager for two private, discretionary investment management vehicles.
AvalonBay Value Added Fund, L.P. (the “Fund”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%.
AvalonBay Value Added Fund II, L.P. (“Fund II”) is a private, discretionary investment vehicle with commitments from five institutional investors. In addition, the Company is an investor in Fund II.
As of March 31, 2009, Fund II equity commitments totaled $333,000,000, of which the Company committed $150,000,000, representing a 45% equity interest. As of March 31, 2009, no capital was contributed to Fund II and no investments were made.
In April 2009, the Company announced the second and final closing of Fund II. In this closing, total equity commitments to Fund II increased by $67,000,000 as a result of the following:
•	a new institutional investor made an equity commitment of $75,000,000;

•	an existing institutional investor increased its commitment by $17,000,000, based on terms of its existing commitment; and

•	the Company decreased its commitment by $25,000,000, based on terms of its existing commitment, decreasing the Company’s equity interest to approximately 31%.
With the final closing, Fund II equity commitments now total $400,000,000 (including the Company’s $125,000,000 commitment). Fund II can employ leverage of up to 65%, allowing for an investment capacity of approximately $1,100,000,000.
Financing, Liquidity and Balance Sheet Statistics
At March 31, 2009, $359,000,000 was outstanding under the Company’s $1,000,000,000 unsecured credit facility and the Company had $259,990,000 in unrestricted cash and cash in escrow. The cash in escrow is available for development activity. Unencumbered NOI as a percentage of total NOI generated by real estate assets for the first quarter of 2009 was 77%. Interest Coverage for the first quarter of 2009 was 4.4 times.
New Financing Activity
In April 2009, the Company completed a 5.86% fixed rate, pooled secured financing transaction for aggregate borrowing of $741,140,000. The financing consists of fourteen separate mortgage loans each with a 10-year term. Each loan provides for payment of interest only during the first and second years of the loan term, with payment of principal and interest (based on a 30 year amortization schedule) thereafter and the remaining principal amount and any unpaid interest due at maturity on the tenth anniversary.
Debt Repayment Activity
In January 2009, the Company made a cash tender offer for any and all of its 7.5% medium-term notes due in August 2009 and December 2010. The Company purchased at par $37,438,000 principal amount of its $150,000,000, 7.5% medium-term notes due in August 2009. In addition, the Company purchased $64,423,000 principal amount of its $200,000,000, 7.5% medium-term notes due December 2010, at 98% of par, recording a gain of $1,062,000. All of the notes purchased in the tender offer were cancelled.
Second Quarter 2009 Financial Outlook
For the second quarter of 2009, the Company expects EPS in the range of $0.49 to $0.53 and expects Projected FFO per share in the range of $1.16 to $1.20.
The Company expects to release its second quarter 2009 earnings on July 29, 2009 after the market closes. The Company expects to hold a conference call on July 30, 2009 at 1:00 PM EDT to discuss the second quarter 2009 results.
Second Quarter 2009 Conference/Event Schedule
The Company is scheduled to participate in the NAREIT Institutional Investor Forum from June 3-5, 2009. The Company will present and conduct a question and answer session at the conference. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. Details on how to access related materials will be

Copyright © 2009 AvalonBay Communities, Inc. All Rights Reserved

available beginning June 1, 2009 on the Company’s website at http://www.avalonbay.com/events.
Other Matters
The Company will hold a conference call on April 30, 2009 at 1:00 PM EDT to review and answer questions about this release, its first quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.
To hear a replay of the call, which will be available from April 30, 2009 at 2:00 PM EDT to May 6, 2009 at 11:59 PM EDT, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 92862758.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.
About AvalonBay Communities, Inc.
As of March 31, 2009, the Company owned or held a direct or indirect ownership interest in 173 apartment communities containing 50,291 apartment homes in ten states and the District of Columbia, of which 12 communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the second quarter of 2009. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2009 AvalonBay Communities, Inc. All Rights Reserved

FIRST QUARTER 2009
Supplemental Operating and Financial Data
Avalon Sharon, located in Sharon, MA, contains 156 apartment homes and was completed in the third quarter of 2008 for a Total Capital Cost of $30.3 million. The community is located in one of Boston’s most desirable south suburban towns with direct access to I-95 and easy access to two commuter rails stations. Although located in a dense residential area, the community is surrounded by a buffer of mature trees and conservation land, providing a peaceful and unique setting.

FIRST QUARTER 2009
Supplemental Operating and Financial Data
Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5

Development, Redevelopment, Acquisition and Disposition Profile
Summary of Development and Redevelopment Activity	Attachment 6
Development Communities	Attachment 7
Redevelopment Communities	Attachment 8
Summary of Development and Redevelopment Community Activity	Attachment 9
Future Development	Attachment 10
Unconsolidated Real Estate Investments	Attachment 11
Summary of Disposition Activity	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 13
The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Attachment 1
AvalonBay Communities, Inc.
Selected Operating and Other Information
March 31, 2009
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q1	Q1
	2009	2008 (1)	$ Change	% Change
Net Income attributable to Company common stockholders	$47,425	$46,275	$1,150	2.5%

Per common share — basic	$0.60	$0.60	$—	0.0%
Per common share — diluted	$0.59	$0.60	$(0.01)	(1.7%)

Funds from Operations	$100,975	$96,117	$4,858	5.1%
Per common share — diluted	$1.27	$1.24	$0.03	2.4%

Dividends declared — common	$71,292	$68,697	$2,595	3.8%
Per common share	$0.8925	$0.8925	$—	0.0%

Common shares outstanding	79,879,306	76,971,919	2,907,387	3.8%
Outstanding operating partnership units	19,427	64,019	(44,592)	(69.7%)

Total outstanding shares and units	79,898,733	77,035,938	2,862,795	3.7%

Average shares outstanding — basic	79,005,998	76,941,176	2,064,822	2.7%

Weighted shares — basic	78,752,744	76,600,201	2,152,543	2.8%
Average operating partnership units outstanding	19,427	64,019	(44,592)	(69.7%)
Effect of dilutive securities	1,020,110	776,672	243,438	31.3%

Average shares outstanding — diluted	79,792,281	77,440,892	2,351,389	3.0%

DEBT COMPOSITION AND MATURITIES

		Average
		Interest	Remaining
Debt Composition (2)	Amount	Rate (3)	Maturities (2)
Conventional Debt			2009	$266,181
Long-term, fixed rate	$2,303,013		2010	$281,791
Long-term, variable rate	440,476		2011	$502,219
Variable rate facilities (4)	359,000		2012	$514,337

Subtotal, Conventional	3,102,489	5.1%	2013	$422,120

Tax-Exempt Debt
Long-term, fixed rate	165,754
Long-term, variable rate	535,106

Subtotal, Tax-Exempt	700,860	3.0%

Total Debt	$3,803,349	4.7%

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home
Q109	$12,368	$6,507	$8
Q408	$16,996	$7,836	$290
Q308	$18,803	$7,753	$132
Q208	$19,159	$7,590	$42
Q108	$19,663	$7,159	$4

COMMUNITY INFORMATION

		Apartment
	Communities	Homes
Current Communities	161	46,256
Development Communities	12	4,035
Development Rights	28	7,370

(1)	Amounts reflect the impact of including unvested restricted shares upon adoption of FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.”

(2)	Excludes debt associated with assets classified as held for sale.

(3)	Includes costs of financing such as credit enhancement fees, trustees’ fees, etc.

(4)	Represents the Company’s $1 billion unsecured credit facility, of which $359 million was drawn at March 31, 2009.

Attachment 2
AvalonBay Communities, Inc.
Detailed Operating Information
March 31, 2009
(Dollars in thousands except per share data)
(unaudited)

	Q1	Q1
	2009	2008	% Change
Revenue:
Rental and other income	$218,015	$202,535	7.6%
Management, development and other fees	1,468	1,638	(10.4%)

Total	219,483	204,173	7.5%

Operating expenses:
Direct property operating expenses, excluding property taxes	53,093	47,937	10.8%
Property taxes	21,716	18,997	14.3%
Property management and other indirect operating expenses	10,043	10,097	(0.5%)

Total operating expenses	84,852	77,031	10.2%

Interest expense, net	(29,157)	(27,661)	5.4%
General and administrative expense	(7,247)	(8,119)	(10.7%)
Joint venture income	3,457	34	N/A
Investments and investment management expense	(916)	(1,219)	(24.9%)
Expensed development and other pursuit costs	(1,093)	(500)	118.6%
Depreciation expense	(52,627)	(45,941)	14.6%

Income from continuing operations	47,048	43,736	7.6%
Income from discontinued operations (1)	53	4,820	(98.9%)

Total discontinued operations	53	4,820	(98.9%)

Net income	47,101	48,556	(3.0%)
Net income (expense) attributable to redeemable noncontrolling interests	324	(106)	(405.7%)

Net income attributable to the Company	47,425	48,450	(2.1%)
Dividends attributable to preferred stock	—	(2,175)	(100.0%)

Net income attributable to Company common stockholders	$47,425	$46,275	2.5%

Net income attributable to the Company per common share — basic	$0.60	$0.60	0.0%

Net income attributable to the Company per common share — diluted	$0.59	$0.60	(1.7%)

(1)	Reflects net income for investments in real estate classified as discontinued operations as of March 31, 2009 and investments in real estate sold during the period from January 1, 2008 through March 31, 2009. The following table details income from discontinued operations for the periods shown:

	Q1	Q1
	2009	2008
Rental income	$196	$12,015
Operating and other expenses	(42)	(3,814)
Interest expense, net	(88)	(530)
Depreciation expense	(13)	(2,851)

Income from discontinued operations (2)	$53	$4,820

(2)	NOI for discontinued operations totaled $154 and $8,201 for the three months ended March 31, 2009 and March 31, 2008 respectively, of which $154 and $0 relate to assets classified as held for sale.

Attachment 3
AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2009	2008
Real estate	$7,069,703	$6,887,917
Less accumulated depreciation	(1,405,309)	(1,352,744)

Net operating real estate	5,664,394	5,535,173

Construction in progress, including land	816,950	867,061
Land held for development	248,998	239,456
Operating real estate assets held for sale, net	8,041	8,053

Total real estate, net	6,738,383	6,649,743

Cash and cash equivalents	90,335	65,706
Cash in escrow	169,655	193,373
Resident security deposits	28,856	29,935
Other assets (1)	246,213	235,596

Total assets	$7,273,442	$7,174,353

Unsecured notes, net	$1,901,101	$2,002,965
Unsecured facilities	359,000	124,000
Notes payable	1,541,210	1,543,317
Resident security deposits	39,792	40,603
Liabilities related to assets held for sale	4,326	4,340
Other liabilities	380,369	532,779

Total liabilities	$4,225,798	$4,248,004

Redeemable noncontrolling interest	6,281	10,234

Total stockholder’s equity	3,041,363	2,916,115

Total liabilities and stockholders’ equity	$7,273,442	$7,174,353

(1)	Other assets includes $716 and $659 relating to assets classified as held for sale as of March 31, 2009 and December 31, 2008, respectively.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
March 31, 2009

	Apartment	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)
	Homes	Q1 09	Q1 08	% Change	Q1 09	Q1 08	% Change	Q1 09	Q1 08	% Change
New England
Boston, MA	3,289	$1,982	$1,945	1.9%	94.9%	96.6%	(1.7%)	$18,571	$18,529	0.2%
Fairfield-New Haven, CT	2,518	1,972	2,021	(2.4%)	94.0%	96.7%	(2.7%)	13,999	14,759	(5.1%)

New England Average	5,807	1,978	1,979	(0.1%)	94.5%	96.6%	(2.1%)	32,570	33,288	(2.2%)

Metro NY/NJ
New Jersey	2,750	2,129	2,188	(2.7%)	95.5%	95.6%	(0.1%)	16,783	17,265	(2.8%)
New York, NY	1,936	2,679	2,652	1.0%	95.7%	96.2%	(0.5%)	14,883	14,813	0.5%
Long Island, NY	1,621	2,311	2,296	0.7%	93.4%	96.3%	(2.9%)	10,500	10,741	(2.2%)

Metro NY/NJ Average	6,307	2,345	2,357	(0.5%)	95.0%	96.0%	(1.0%)	42,166	42,819	(1.5%)

Mid-Atlantic/Midwest
Washington Metro	5,787	1,730	1,725	0.3%	96.7%	96.0%	0.7%	29,035	28,747	1.0%
Chicago, IL	896	1,460	1,452	0.6%	95.5%	97.1%	(1.6%)	3,747	3,786	(1.0%)

Mid-Atlantic/Midwest Average	6,683	1,694	1,687	0.4%	96.5%	96.1%	0.4%	32,782	32,533	0.8%

Pacific Northwest
Seattle, WA	1,943	1,339	1,314	1.9%	94.5%	95.8%	(1.3%)	7,377	7,331	0.6%

Pacific Northwest Average	1,943	1,339	1,314	1.9%	94.5%	95.8%	(1.3%)	7,377	7,331	0.6%

Northern California
San Jose, CA	2,734	1,985	1,935	2.6%	96.7%	97.0%	(0.3%)	15,745	15,398	2.3%
San Francisco, CA	1,170	2,347	2,306	1.8%	96.8%	97.3%	(0.5%)	7,977	7,878	1.3%
Oakland-East Bay, CA	720	1,571	1,568	0.2%	96.1%	96.8%	(0.7%)	3,262	3,280	(0.5%)

Northern California Average	4,624	2,012	1,973	2.0%	96.7%	97.1%	(0.4%)	26,984	26,556	1.6%

Southern California
Los Angeles, CA	1,447	1,661	1,685	(1.4%)	93.1%	96.8%	(3.7%)	6,711	7,070	(5.1%)
Orange County, CA	1,174	1,452	1,486	(2.3%)	94.7%	96.6%	(1.9%)	4,845	5,057	(4.2%)
San Diego, CA	1,058	1,517	1,475	2.8%	94.3%	94.3%	0.0%	4,539	4,416	2.8%

Southern California Average	3,679	1,553	1,561	(0.5%)	93.9%	96.1%	(2.2%)	16,095	16,543	(2.7%)

Average/Total Established	29,043	$1,901	$1,897	0.2%	95.4%	96.3%	(0.9%)	$157,974	$159,070	(0.7%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2008 such that a comparison of 2008 to 2009 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities decreased 0.7% between years.

Attachment 5
AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities (1)
March 31, 2009

	Apartment	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
	Homes	Q1 09	Q408	% Change	Q1 09	Q408	% Change	Q1 09	Q408	% Change
New England
Boston, MA	3,289	$1,982	$2,000	(0.9%)	94.9%	95.7%	(0.8%)	$18,571	$18,884	(1.7%)
Fairfield-New Haven, CT	2,518	1,972	2,028	(2.8%)	94.0%	94.7%	(0.7%)	13,999	14,512	(3.5%)

New England Average	5,807	1,978	2,012	(1.7%)	94.5%	95.3%	(0.8%)	32,570	33,396	(2.5%)

Metro NY/NJ
New Jersey	2,750	2,129	2,155	(1.2%)	95.5%	96.4%	(0.9%)	16,783	17,148	(2.1%)
New York, NY	1,936	2,679	2,709	(1.1%)	95.7%	96.5%	(0.8%)	14,883	15,176	(1.9%)
Long Island, NY	1,621	2,311	2,349	(1.6%)	93.4%	94.2%	(0.8%)	10,500	10,762	(2.4%)

Metro NY/NJ Average	6,307	2,345	2,376	(1.3%)	95.0%	95.8%	(0.8%)	42,166	43,086	(2.1%)

Mid-Atlantic/Midwest
Washington Metro	5,787	1,730	1,744	(0.8%)	96.7%	96.0%	0.7%	29,035	29,052	(0.1%)
Chicago, IL	896	1,460	1,490	(2.0%)	95.5%	96.2%	(0.7%)	3,747	3,851	(2.7%)

Mid-Atlantic/Midwest Average	6,683	1,694	1,708	(0.8%)	96.5%	96.1%	0.4%	32,782	32,903	(0.4%)

Pacific Northwest
Seattle, WA	1,943	1,339	1,343	(0.3%)	94.5%	95.0%	(0.5%)	7,377	7,434	(0.8%)

Pacific Northwest Average	1,943	1,339	1,343	(0.3%)	94.5%	95.0%	(0.5%)	7,377	7,434	(0.8%)

Northern California
San Jose, CA	2,734	1,985	2,002	(0.8%)	96.7%	96.9%	(0.2%)	15,745	15,909	(1.0%)
San Francisco, CA	1,170	2,347	2,369	(0.9%)	96.8%	96.8%	0.0%	7,977	8,050	(0.9%)
Oakland-East Bay, CA	720	1,571	1,590	(1.2%)	96.1%	96.6%	(0.5%)	3,262	3,320	(1.7%)

Northern California Average	4,624	2,012	2,032	(1.0%)	96.7%	96.8%	(0.1%)	26,984	27,279	(1.1%)

Southern California
Los Angeles, CA	1,447	1,661	1,686	(1.5%)	93.1%	93.4%	(0.3%)	6,711	6,832	(1.8%)
Orange County, CA	1,174	1,452	1,463	(0.8%)	94.7%	95.7%	(1.0%)	4,845	4,932	(1.8%)
San Diego, CA	1,058	1,517	1,515	0.1%	94.3%	96.0%	(1.7%)	4,539	4,608	(1.5%)

Southern California Average	3,679	1,553	1,565	(0.8%)	93.9%	94.8%	(0.9%)	16,095	16,372	(1.7%)

Average/Total Established	29,043	$1,901	$1,924	(1.2%)	95.4%	95.8%	(0.4%)	$157,974	$160,470	(1.6%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2008 such that a comparison of 2008 to 2009 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 6
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity (1) as of March 31, 2009

		Number	Number	Total
		of	of	Capital Cost (2)
		Communities	Homes	(millions)
Portfolio Additions:

2009 Projected Completions	(3)
Development		8	2,363	$798.2
Redevelopment	(4)	4	926	30.4

Total Additions		12	3,289	$828.6

2008 Actual Completions
Development		13	4,036	$1,044.3
Redevelopment	(4)	6	1,213	27.8

Total Additions		19	5,249	$1,072.1

Pipeline Activity:	(3)

Currently Under Construction
Development		12	4,035	$1,406.5
Redevelopment	(4)	7	2,143	97.6

Subtotal		19	6,178	$1,504.1

Planning
Development Rights		28	7,370	$2,319.0

Total Pipeline		47	13,548	$3,823.1

(1)	Represents activity for consolidated and unconsolidated entities.

(2)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Information represents projections and estimates.

(4)	Represents only cost of redevelopment activity, does not include original acquisition cost.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2009.

Attachment 7
AvalonBay Communities, Inc.
Development Communities as of March 31, 2009

	Percentage		Total					Avg
	Ownership	# of	Capital	Schedule				Rent			% Occ
	Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)
								Inclusive of
								Concessions
								See Attachment #13
Under Construction:

1. Avalon White Plains	100%	407	$153.0	Q2 2007	Q3 2008	Q4 2009	Q2 2010	$2,695	55.0%	51.4%	42.5%	27.5%
White Plains, NY
2. Avalon Anaheim Stadium	100%	251	102.3	Q2 2007	Q4 2008	Q3 2009	Q1 2010	2,310	60.2%	44.2%	35.9%	16.9%
Anaheim, CA
3. Avalon Union City	100%	439	122.2	Q3 2007	Q1 2009	Q4 2009	Q2 2010	1,895	22.1%	21.9%	12.3%	2.6%
Union City, CA
4. Avalon at Mission Bay North III	100%	260	153.8	Q4 2007	Q2 2009	Q4 2009	Q2 2010	3,745	N/A	7.3%	N/A	N/A
San Francisco, CA
5. Avalon Irvine (6)	100%	279	77.4	Q4 2007	Q2 2009	Q1 2010	Q3 2010	2,060	N/A	N/A	N/A	N/A
Irvine, CA
6. Avalon Fort Greene	100%	631	306.8	Q4 2007	Q4 2009	Q1 2011	Q3 2011	3,605	N/A	N/A	N/A	N/A
New York, NY
7. Avalon Charles Pond	100%	200	47.8	Q1 2008	Q1 2009	Q3 2009	Q1 2010	1,830	52.0%	38.0%	29.0%	6.8%
Coram, NY
8. Avalon Blue Hills	100%	276	46.6	Q2 2008	Q1 2009	Q4 2009	Q2 2010	1,425	24.3%	29.7%	14.5%	3.1%
Randolph, MA
9. Avalon Walnut Creek (7)	100%	422	156.7	Q3 2008	Q3 2010	Q1 2011	Q3 2011	2,215	N/A	N/A	N/A	N/A
Walnut Creek, CA
10. Avalon Norwalk	100%	311	86.4	Q3 2008	Q3 2010	Q2 2011	Q4 2011	2,260	N/A	N/A	N/A	N/A
Norwalk, CT
11. Avalon Northborough I	100%	163	27.4	Q4 2008	Q2 2009	Q1 2010	Q3 2010	1,560	N/A	14.7%	N/A	N/A
Northborough, MA
12. Avalon Towers Bellevue	100%	396	126.1	Q4 2008	Q2 2010	Q2 2011	Q4 2011	2,390	N/A	N/A	N/A	N/A
Bellevue, WA

Subtotal/Weighted Average		4,035	$1,406.5					$2,460

Completed this Quarter:

1. Avalon Morningside Park (8)	100%	295	$119.0	Q1 2007	Q3 2008	Q1 2009	Q3 2009	$3,050	100.0%	93.6%	87.5%	70.9%
New York, NY
2. Avalon at the Hingham Shipyard	100%	235	53.5	Q3 2007	Q3 2008	Q1 2009	Q4 2009	1,835	100.0%	71.9%	69.8%	50.4%
Hingham, MA

Subtotal/Weighted Average		530	$172.5					$2,510

Total/Weighted Average		4,565	$1,579.0					$2,465

Weighted Average Projected NOI as a % of Total Capital Cost (1) (9)			5.9%	Inclusive of Concessions — See Attachment #13

Non-Stabilized Development Communities: (10)			% Economic	Asset Cost Basis, Non-Stabilized Development:		Source
			Occ
			(1) (5)
Prior Quarter Completions:				Capital Cost, Prior Quarter Completions	$240.5	Att. 7
Avalon Meydenbauer	368	$88.1		Capital Cost, Current Completions	172.5	Att. 7
Avalon Fashion Valley	161	64.7		Capital Cost, Under Construction	1,406.5	Att. 7
Avalon Encino	131	62.2		Less: Remaining to Invest, Under Construction	(526.1)	Att. 9

Avalon Huntington	99	25.5		Total Asset Cost Basis, Non-Stabilized Development	$1,293.4

	759	$240.5	64.7%

Q1 2009 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $2.2 million. See Attachment #13.

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of April 24, 2009.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of April 24, 2009.

(4)	Physical occupancy based on apartment homes occupied as of April 24, 2009.

(5)	Represents Economic Occupancy for the first quarter of 2009.

(6)	This community was formerly known as Avalon Jamboree Village.

(7)	This community is being financed in part by a combination of third-party tax-exempt and taxable debt.

(8)	This community is being financed in part by third-party tax-exempt debt.

(9)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(10)	Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates are based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2009.

Attachment 8
AvalonBay Communities, Inc.
Redevelopment Communities as of March 31, 2009

			Cost (millions)		Schedule				Avg	Number of Homes
		# of	Pre-	Total					Rent		Out of
	Percentage	Apt	Redevelopment	Capital	Acquisition /			Restabilized	Per	Completed	Service
	Ownership	Homes	Capital Cost	Cost (1)(2)	Completion	Start	Complete	Ops (2)	Home (2)	to date	@ 3/31/09
									Inclusive of
									Concessions
									See Attachment #13
Under Redevelopment:

AvalonBay

1. Essex Place	100%	286	$23.7	$35.0	Q3 2004	Q3 2007	Q2 2009	Q4 2009	$1,290	272	1
Peabody, MA
2. Avalon Woodland Hills	100%	663	72.1	110.6	Q4 1997	Q4 2007	Q3 2010	Q1 2011	1,760	305	38
Woodland Hills, CA
3. Avalon at Diamond Heights	100%	154	25.3	30.6	Q2 1994	Q4 2007	Q4 2010	Q2 2011	2,220	57	1
San Francisco, CA
4. Avalon Symphony Woods I	100%	176	9.4	14.2	Q4 1986	Q2 2008	Q3 2009	Q1 2010	1,415	129	6
Columbia, MD
5. Avalon Symphony Woods II	100%	216	36.4	42.6	Q4 2006	Q2 2008	Q3 2009	Q1 2010	1,345	138	10
Columbia, MD
6. Avalon Mountain View	88%	248	51.6	59.7	Q4 1986	Q2 2008	Q3 2009	Q1 2010	2,035	199	13
Mountain View, CA
7. The Promenade	100%	400	71.0	94.4	Q2 2002	Q3 2008	Q3 2010	Q1 2011	2,270	50	11
Burbank, CA

Total/Weighted Average		2,143	$289.5	$387.1					$1,785	1,150	80

Weighted Average Projected NOI
as a % of Total Capital Cost (2)				8.3%	Inclusive of Concessions - See Attachment #13

(1)	Inclusive of acquisition cost.

(2)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2009.

Attachment 9
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of March 31, 2009
(Dollars in Thousands)

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)(6)	Period End
Total - 2007 Actual	2,540	$966,858	$664,267	$1,038,879	$924,761

2008 Actual:
Quarter 1	676	$179,408	$180,366	$857,491	$925,736
Quarter 2	948	178,794	226,235	1,001,288	912,290
Quarter 3	827	191,140	207,903	713,840	842,483
Quarter 4	456	175,620	143,734	666,623	820,218

Total - 2008 Actual	2,907	$724,962	$758,238

2009 Projected:
Quarter 1 (Actual)	422	$124,422	$143,195	$526,116	$776,473
Quarter 2 (Projected)	719	149,057	231,016	377,059	738,597
Quarter 3 (Projected)	774	117,149	241,919	259,910	597,395
Quarter 4 (Projected)	477	89,585	162,123	170,325	487,009

Total - 2009 Projected	2,392	$480,213	$778,253

REDEVELOPMENT

		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End
Total - 2007 Actual		$18,612	$69,136	$30,683

2008 Actual:
Quarter 1	112	$6,433	$65,666	$37,761
Quarter 2	160	11,266	75,362	46,265
Quarter 3	103	14,705	63,107	39,981
Quarter 4	52	13,514	53,214	47,362

Total - 2008 Actual		$45,918

2009 Projected:
Quarter 1 (Actual)	89	$12,031	$40,056	$40,477
Quarter 2 (Projected)	107	11,225	28,830	33,064
Quarter 3 (Projected)	54	8,967	19,864	20,545
Quarter 4 (Projected)	33	6,209	13,654	17,270

Total - 2009 Projected		$38,432

(1)	Data is presented for all communities currently under development or redevelopment.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents projected Total Capital Cost of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(6)	Amount for Q1 2009 includes $130.3 million expected to be financed by proceeds from third-party tax-exempt and taxable debt.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2009.

Attachment 10
AvalonBay Communities, Inc.
Future Development as of March 31, 2009
DEVELOPMENT RIGHTS (1)

	Estimated	Total
	Number	Capital Cost (1)
Location of Development Right	of Homes	(millions)
1. Wilton, CT	100	$30
2. Rockville Centre, NY	349	129
3. Wood-Ridge, NJ	406	98
4. Greenburgh, NY Phase II	288	77
5. Cohasset, MA	200	38
6. North Bergen, NJ	164	47
7. Northborough, MA Phase II	219	43
8. Garden City, NY	160	58
9. Plymouth, MA Phase II	92	20
10. West Long Branch, NJ	180	34
11. San Francisco, CA	173	51
12. Roselle Park, NJ	249	54
13. Greenburgh, NY Phase III	156	43
14. Seattle, WA	204	63
15. Brooklyn, NY	832	443
16. Boston, MA	180	106
17. Rockville, MD	240	62
18. Canoga Park, CA	298	85
19. Maynard, MA	198	36
20. Stratford, CT	130	22
21. Dublin, CA Phase II	405	126
22. Yaphank, NY	343	57
23. Tysons Corner, VA	393	99
24. Seattle, WA II	272	81
25. Andover, MA	115	26
26. Lynnwood, WA Phase II	82	18
27. New York, NY	691	307
28. Shelton, CT	251	66

Total	7,370	$2,319

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2009.

Attachment 11
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments as of March 31, 2009
(Dollars in Thousands)

				AVB					AVB’s
		# of	Total	Book	Outstanding Debt				Share
Unconsolidated	Percentage	Apt	Capital	Value			Interest	Maturity	of Partnership
Real Estate Investments	Ownership	Homes	Cost (1)	Investment (2)	Amount	Type	Rate	Date	Debt (3)
AvalonBay Value Added Fund, LP
1. Avalon at Redondo Beach Los Angeles, CA	N/A	105	$24,550	N/A	$21,033	Fixed	4.87%	Oct 2011	$3,197
2. Avalon Lakeside Chicago, IL	N/A	204	18,098	N/A	12,056	Fixed	5.74%	Mar 2012	1,833
3. Avalon Columbia Baltimore, MD	N/A	170	29,300	N/A	22,275	Fixed	5.48%	Apr 2012	3,386
4. Avalon Sunset Los Angeles, CA	N/A	82	20,830	N/A	12,750	Fixed	5.41%	Feb 2014	1,938
5. Avalon at Poplar Creek Chicago, IL	N/A	196	27,991	N/A	16,500	Fixed	4.83%	Oct 2012	2,508
6. Avalon at Civic Center (4) Norwalk, CA	N/A	192	42,756	N/A	27,001	Fixed	5.38%	Aug 2013	4,104
7. Avalon Paseo Place Fremont, CA	N/A	134	24,891	N/A	11,800	Fixed	5.74%	Nov 2013	1,794
8. Avalon at Yerba Buena San Francisco, CA	N/A	160	66,791	N/A	41,500	Fixed	5.88%	Mar 2014	6,308
9. Avalon at Aberdeen Station Aberdeen, NJ	N/A	290	58,219	N/A	39,842	Fixed	5.64%	Sep 2013	6,056
10. The Springs Corona, CA	N/A	320	48,308	N/A	26,000	Fixed	6.06%	Oct 2014	3,952
11. The Covington Lombard, IL	N/A	256	33,913	N/A	17,243	Fixed	5.43%	Jan 2014	2,621
12. Avalon Cedar Place Columbia, MD	N/A	156	24,406	N/A	12,000	Fixed	5.68%	Feb 2014	1,824
13. Avalon Centerpoint Baltimore, MD	N/A	392	79,200	N/A	45,000	Fixed	5.74%	Dec 2013	6,840
14. Middlesex Crossing Billerica, MA	N/A	252	37,849	N/A	24,100	Fixed	5.49%	Dec 2013	3,663
15. Avalon Crystal Hill Ponoma, NY	N/A	168	38,560	N/A	24,500	Fixed	5.43%	Dec 2013	3,724
16. Skyway Terrace San Jose, CA	N/A	348	74,981	N/A	37,500	Fixed	6.11%	Mar 2014	5,700
17. Avalon Rutherford Station East Rutherford, NJ	N/A	108	36,773	N/A	20,312	Fixed	6.13%	Sep 2016	3,087
18. South Hills Apartments West Covina, CA	N/A	85	24,750	N/A	11,762	Fixed	5.92%	Dec 2013	1,788
19. Colonial Towers/South Shore Manor Weymouth, MA	N/A	211	24,537	N/A	13,455	Fixed	5.12%	Mar 2015	2,045

Fund corporate debt	N/A	N/A	N/A	N/A	3,000	Variable	1.96%	2009 (8)	456

	15.2%	3,829	$736,703	$109,457	$439,629				$66,824

Other Operating Joint Ventures
1. Avalon Chrystie Place I (5) New York, NY	20.0%	361	129,021	25,825	117,000	Variable	1.26%	Nov 2036	23,400
2. Avalon at Mission Bay North II (5) San Francisco, CA	25.0%	313	123,737	28,894	105,000	Fixed	6.02%	Dec 2015	26,250
3. Avalon Del Rey Los Angeles, CA	30.0%	309	70,037	18,947	46,500	Variable	3.84%	April 2016	13,950

Other Development Joint Ventures
1. Aria at Hathorne (6) (7) Danvers, MA	50.0%	64	N/A	6,156	5,248	Variable	2.92%	Jun 2010	$2,624

		1,047	$322,795	$79,822	$273,748				$66,224

		4,876	$1,059,498	$189,279	$713,377				$133,048

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	These unconsolidated real estate investments are accounted for under the equity method of accounting. AVB Book Value Investment represents the Company’s recorded equity investment plus the Company’s pro rata share of outstanding debt.

(3)	The Company has not guaranteed the debt of its unconsolidated investees and bears no responsibility for the repayment, other than the construction completion and related financing guarantee for Avalon Chrystie Place I associated with the construction completion and occupancy certificate.

(4)	This community’s debt is a combination of three separate fixed rate loans, all of which mature in August 2013. The first loan totals $18,154 at a 5.04% interest rate and was assumed by the Fund upon purchase of this community. The second loan was procured in connection with the acquisition in the amount of $5,652 at a 6.05% interest rate. The third loan totals $3,195 at a 6.16% interest rate. The rate listed in the table above represents a weighted average interest rate.

(5)	After the venture makes certain threshold distributions to the third-party partner, the Company generally receives 50% of all further distributions.

(6)	The Company has contributed land at a stepped up basis as its only capital contribution to this development. The Company is not guaranteeing the construction or acquisition loans, nor is it responsible for any cost over runs until certain thresholds are satisfied. The outstanding debt consists of three separate variable rate loans. The first loan totals $2,608 at a 2.875% interest rate, the second loan totals $2,356 at a 2.875% interest rate, and the third loan totals $284 at a 3.700% interest rate. The third loan is a short term loan payable due in 2009. The rate listed in the table above represents a weighted average interest rate.

(7)	After the venture makes certain threshold distributions to the Company, AVB receives 50% of all further distributions.

(8)	As of March 31, 2009, these borrowings are drawn under an unsecured credit facility maturing in December 2009.

Attachment 12
AvalonBay Communities, Inc.
Summary of Disposition Activity (1) as of March 31, 2009
(Dollars in thousands)

	Weighted			Accumulated		Weighted Average
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Holding Period (2)	Price	GAAP Gain	and Other	Gain (3)	Mkt. Cap Rate (2) (3)	Unleveraged IRR (2) (3)
1998:
9 Communities		$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999:
16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000:
8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001:
7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002:
1 Community		$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003:
12 Communities, 1 Land Parcel (4)		$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004:
5 Communities, 1 Land Parcel		$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005:
7 Communities, 1 Office Building, 3 Land Parcels (5)		$382,720	$199,766	$14,929	$184,838	3.8%	18.0%

2006:
4 Communities, 3 Land Parcels (6)		$281,485	$117,539	$21,699	$95,840	4.6%	15.2%

2007:
5 Communities, 1 Land Parcel (7)		$273,896	$163,352	$17,588	$145,764	4.6%	17.8%

2008:
11 Communities (8)		$646,200	$288,384	$56,469	$231,915	5.1%	14.1%

2009:
No sales as of March 31, 2009		$—	$—	$—	$—

1998 - 2009 Total	7.5	$3,265,217	$1,300,791	$268,553	$1,032,239	5.8%	15.4%

(1)	Activity excludes dispositions to joint venture entities in which the Company retains an economic interest.

(2)	For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(3)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(5)	2005 GAAP gain includes the recovery of an impairment loss of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time it was determined to be planned for disposition.

(6)	2006 GAAP gain, for purposes of this attachment, includes $6,609 related to the sale of a community in which the Company held a 25% equity interest.

(7)	2007 GAAP gain, for purposes of this attachment, includes $56,320 related to the sale of a partnership interest in which the Company held a 50% equity interest.

(8)	2008 GAAP gain, for purposes of this attachment, includes $3,483 related to the sale of a community held by the Fund in which the Company holds a 15.2% equity interest.

Attachment 13
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net Income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net Income is as follows (dollars in thousands):

	Q1	Q1
	2009	2008
Net income attributable to the Company	$47,425	$48,450
Dividends attributable to preferred stock	—	(2,175)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	53,525	49,785
Distributions to noncontrolling interests, including discontinued operations	25	57

FFO attributable to common stockholders	$100,975	$96,117

Average shares outstanding — diluted	79,792,281	77,440,892
Earnings per share — diluted	$0.59	$0.60

FFO per common share — diluted	$1.27	$1.24

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter of 2009 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q2 09	$0.49	$0.53
Projected depreciation (real estate related)	0.67	0.67
Projected gain on sale of operating communities	—	—

Projected FFO per share (diluted) — Q2 09	$1.16	$1.20

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, general and administrative expense, joint venture income, net income or expense attributable to noncontrolling interests, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or

Attachment 13 (continued)
communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1
	2009	2008
Net income attributable to the Company	$47,425	$48,450
Indirect operating expenses, net of corporate income	8,575	8,458
Investments and investment management expense	916	1,219
Expensed development and other pursuit costs	1,093	500
Interest expense, net	29,157	27,661
General and administrative expense	7,247	8,119
Joint venture income	(3,457)	(34)
Net (income) loss attributable to noncontrolling interests	(324)	106
Depreciation expense	52,627	45,941
Income from discontinued operations	(53)	(4,820)

NOI from continuing operations	$143,206	$135,600

Established:
New England	$20,418	$20,999
Metro NY/NJ	28,071	29,291
Mid-Atlantic/Midwest	20,678	20,805
Pacific NW	5,214	5,193
No. California	20,299	19,969
So. California	11,346	12,019

Total Established	106,026	108,276

Other Stabilized	21,026	12,087
Development/Redevelopment	16,154	15,237

NOI from continuing operations	$143,206	$135,600

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2008 through March 31, 2009). A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q1	Q1
	2009	2008
Income from discontinued operations	$53	$4,820
Interest expense, net	88	530
Depreciation expense	13	2,851

NOI from discontinued operations	$154	$8,201

NOI from assets sold	$—	$8,201
NOI from assets held for sale	154	—

NOI from discontinued operations	$154	$8,201

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI

Attachment 13 (continued)
is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the Development and Redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.
A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q1	Q1
	2009	2008
Rental revenue (GAAP basis)	$157,974	$159,070
Concessions amortized	2,172	1,636
Concessions granted	(1,830)	(1,289)

Rental revenue (with concessions on a cash basis)	$158,316	$159,417

% change — GAAP revenue		(0.7%)

% change — cash revenue		(0.7%)

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the three months ended March 31, 2009 as well as prior years’ activities is presented on Attachment 12.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

Attachment 13 (continued)
A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2009 are as follows (dollars in thousands):

Net income attributable to the Company	$47,425
Interest expense, net	29,157
Interest expense (discontinued operations)	88
Depreciation expense	52,627
Depreciation expense (discontinued operations)	13

EBITDA	$129,310

EBITDA from continuing operations	$129,156
EBITDA from discontinued operations	154

EBITDA	$129,310

EBITDA from continuing operations	$129,156

Interest expense, net	29,157

Interest charges	29,157

Interest coverage	4.4

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction as presented on Attachment 11, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful

Attachment 13 (continued)
because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2009 is as follows (dollars in thousands):

NOI for Established Communities	$106,026
NOI for Other Stabilized Communities	21,026
NOI for Development/Redevelopment Communities	16,154

Total NOI generated by real estate assets	143,206
NOI on encumbered assets	32,978

NOI on unencumbered assets	110,228

Unencumbered NOI	77.0%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2009, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2008 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Development Communities are communities that are under construction and for which a final certificate of occupancy has not been received. These communities may be partially complete and operating.
Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-development basis.
Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.
Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.
Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Attachment 13 (continued)
Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents.
Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company owns land to develop a new community. The Company capitalizes related predevelopment costs incurred in pursuit of new developments for which future development is probable.